                                                                    EXHIBIT 11


                      L-3 COMMUNICATIONS HOLDINGS, INC.
                   COMPUTATION OF BASIC EARNINGS PER SHARE
                        AND DILUTED EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                  THREE MONTHS      NINE MONTHS
                                                ENDED MARCH 31,  ENDED DECEMBER 31,
                                                      1998              1997
                                                --------------- ------------------
BASIC:
 Net income....................................     $ 2,613           $16,715
                                                =============== ==================
 Weighted average common share outstanding ....      20,152            20,000
                                                =============== ==================
 Basic earnings per share:                          $  0.13           $  0.84
                                                =============== ==================
DILUTED:
 Net income....................................     $ 2,613           $16,715
                                                =============== ==================
Common and potential common shares:
 Weighted average common shares outstanding ...      20,152            20,000
 Assumed exercise of options...................       2,819             2,482
 Assumed purchase of common shares for
  treasury.....................................      (2,167)           (2,470)
                                                --------------- ------------------
  Common and potential common shares...........      20,804            20,012
                                                =============== ==================
Diluted earnings per share.....................     $  0.13           $  0.84
                                                =============== ==================
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